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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

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CONTACTS:
Andrew Warner                  Darby Dye                    Manfred Mueller
Chief Financial Officer        Investor Relations--US       Investor Relations--Europe
510 360 2300                   510 360 2302                 +49 89 95 95 5140
awarner@scmmicro.com           ddye@scmmicro.com            mmueller@scmmicro.de
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                    SCM MICROSYSTEMS, INC. ANNOUNCES ADOPTION
                          OF A STOCKHOLDER RIGHTS PLAN

Fremont, Calif. -- November 14, 2002 -- SCM Microsystems, Inc. (Nasdaq: SCMM, Neuer Markt: SMY), today announced that its Board of Directors approved the adoption of a stockholder rights plan. Under the plan, SCM Microsystems will issue a dividend of one right for each share of common stock of the company held by stockholders of record as of the close of business on November 25, 2002.

Each right will initially entitle stockholders to purchase a fractional share of the company's preferred stock. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires or announces a tender or exchange offer that would result in the acquisition of a certain percentage of the company's common stock while the stockholder rights plan remains in place, the rights will become exercisable, unless redeemed, by all rights holders except the acquiring person or group, for shares of the company or of the third-party acquiror having a value of twice the then-current exercise price of the rights.

ABOUT SCM MICROSYSTEMS
SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. SCM's Security business provides smart card reader technology for the PC platform and conditional access modules for the digital TV platform to OEM customers in the government, financial, enterprise and broadcasting markets worldwide. The Company's Digital Media and Video business provides hardware, software and silicon solutions for creating and sharing digital media content to the worldwide retail market under the Dazzle(TM) brand. Global headquarters are in Fremont, California, with European headquarters in Ismaning, Germany. For additional information, visit the SCM Microsystems website at www.scmmicro.com.